UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2011

American Realty Capital Trust III, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-170298	27-3515929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

On October 31, 2011, American Realty Capital Trust III, Inc. (the “Company”) closed its acquisition of a fee simple interest in 11 freestanding, single-story Dollar General stores located in Texas (Roma, Rio Grande City, Progreso and Poteet), Alabama (Red Level), Ohio (Pleasant City, Payne, New Matamoras and Forest), Florida (Molino) and Missouri (Maysville), at an aggregate contract purchase price of approximately $12.5 million, excluding closing costs. The Company acquired the properties through an indirect wholly owned subsidiary of its operating partnership. The sellers of the properties are identified below. None of the sellers has a material relationship with the Company and the acquisitions were not affiliated transactions.

Each of the tenants of the properties is a wholly-owned subsidiary of Dollar General Corp. (NYSE: DG) and all of the leases are guaranteed by Dollar General Corp. The properties total approximately 109,000 rentable square feet, and the leases for the properties each have a 15-year term and a weighted average remaining term of approximately 14 years.  All but two of the properties contain rental escalations of 3% commencing in the 11th year of the respective lease term. The leases are triple net, whereby the tenant is to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The aggregate annualized rental income for the properties will be approximately $1.0 million, or approximately $9.17 per rentable square foot.

The following table provides, for each of the properties, information relating to tenants, sellers, lease commencement and termination dates, amount of lease term remaining, approximate rentable square footage and approximate annualized rental income.

Tenant	Location	Seller	Lease Commencement Date	Lease Termination Date	Lease Term Remaining	Approximate Rentable Square Footage	Approximate Annualized Rental Income
Dolgencorp of Texas, Inc.	Roma, TX	Roma DG, Ltd.	July 2010	July 2025	13.8	12,000	$126,000
Dolgencorp of Texas, Inc.	Rio Grande City, TX	Rio Grande City (Midway) DG, Ltd.	August 2010	August 2025	13.8	9,000	$92,000
Dolgencorp, LLC	Progreso, TX	Progreso DG, Ltd.	January 2010	January 2025	13.3	12,000	$113,000
Dolgencorp of Texas, Inc.	Poteet, TX	Poteet DG, Ltd.	October 2010	October 2025	14.0	9,000	$96,000
Dolgencorp, LLC	Red Level, AL	Red Level DG, LLC	October 2010	October 2025	14.0	9,000	$79,000
Dolgencorp, LLC	Pleasant City, OH	Pleasant City DG, LLC	September 2010	September 2025	13.9	9,200	$88,000
Dolgencorp, LLC	Payne, OH	Payne DG, LLC	October 2010	October 2025	14.0	9,200	$82,000
Dolgencorp Midwest, LLC	New Matamoras, OH	New Matamoras DG, LLC	October 2010	October 2025	14.0	9,200	$83,000
Dolgencorp, LLC	Forest, OH	Forest DG, LLC	July 2010	July 2025	13.8	9,100	$77,000
Dolgencorp, LLC	Molino, FL	Molino DG, LLC	August 2010	August 2025	13.8	12,000	$113,000
Dolgencorp, LLC	Maysville, MO	Maysville DG, LLC	September 2010	September 2025	13.9	9,000	$73,000

The Company funded the acquisition of the properties, exclusive of closing costs, with proceeds from the sale of its common stock.  The Company may seek to obtain financing on the properties post-closing.  However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

Dollar General Corp. is the largest small-box discount retailer in the U.S. Dollar General Corp.’s store’s offer convenience and value to customers, by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices.

Item 9.01.    Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired (Lessees)

Set forth in this Item 9.01(a) are summary financial statements of the parent guarantor to the lessees of the properties described under Item 2.01 of this Current Report on Form 8-K.

Dollar General Corp. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Dollar General Corp. are taken from such filings:

	Six Months Ended	Year Ended
(Amounts in Thousands)	July 29, 2011 (Unaudited)	January 28, 2011 (Audited)	January 29, 2010 (Audited)	January 30, 2009 (Audited)
Consolidated Condensed Statements of Income
Net sales	$7,026,891	$13,035,000	$11,796,380	$10,457,668
Operating profit	671,647	1,274,065	953,258	580,486
Net income	303,011	627,857	339,442	108,182

	July 29, 2011 (Unaudited)	January 28, 2011 (Audited)	January 29, 2010 (Audited)	January 30, 2009 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$9,529,103	$9,546,222	$8,863,519	$8,889,199
Long-term obligations	2,779,408	3,287,070	3,399,715	4,122,956
Total liabilities	5,155,539	5,491,743	5,473,221	6,057,504
Total shareholders’ equity	4,373,564	4,054,479	3,390,298	2,831,695

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST III, INC.

Date: November 7, 2011	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors